Exhibit 99.1

For Release:              Immediately
 Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER EARNINGS

Calhoun, Georgia, April 19, 2007 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2007 first quarter net earnings of $90 million and diluted earnings per share (EPS) of $1.32 (both 14% above last year).  The 2007 first quarter net earnings include income of $5.8 million from a partially paid customs refund, net of taxes.  Net sales for the quarter were $1,864 million, a decrease of 3% from 2006. We continued to generate strong cash flow during the quarter.  Cash flow from operations was $89 million and EBITDA was $249 million during the quarter. In addition, debt of $84 million was paid down during the quarter.

In commenting on the first quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated:   "The first quarter results were better than we had anticipated and exceeded our estimate. The U.S. flooring business remains slow, however comparisons to the prior year,  when the industry slowed down, will be easier in the second half of 2007. The residential business remains challenging in all product categories reflecting softness in both the new and remodeling businesses. Commercial sales are outperforming the rest of the business and are expected to continue throughout this year.  In the U.S., we are managing our costs and improving productivity while still maintaining investments in products, marketing and assets.  All businesses are managing their inventory levels, expenses and production schedules to adapt to the current industry downturn. The European economy maintained its positive trend and appears to have good momentum.  The improved economic conditions in Europe allowed us to pass through rising material and energy costs.

The Mohawk segment sales were off 9% as they continue to be impacted by the downward trends in the industry. Industry sales declined more in the first quarter than in the fourth quarter.  The commercial channel is stronger with the modular carpet category increasing its market share. Raw material costs remained stable from the fourth quarter. With the recent spike in oil prices, we are seeing an escalation in our costs from our suppliers and we are evaluating a price increase on our products to compensate.  We have adjusted our plant production levels and reduced expenses to offset some of the lower volumes.  In addition, we have multiple initiatives to improve productivity, efficiency and other costs.

The Dal-Tile segment sales were down 2% in the quarter.  Our earlier investments are minimizing some of the declining sales trends affecting the entire industry.  Commercial is still growing and is expected to be strong throughout the year. We are reducing our outsourced ceramic tile purchases to offset slower sales.  We have opened new galleries in New York City and Chicago and a stone center in Atlanta to strengthen our position in these markets. All were favorably received by our customers.

Our Unilin segment continues to perform well with sales up 16% over last year. The European business showed improvement while the U.S. business slowed due to weakness in the residential category. In Europe operating margins were positively impacted by price increases in both laminate and other board products offsetting rising energy and raw material costs. Strong demand resulted in positive overhead absorption.  Recent rulings in both the U.S. and Europe have bolstered the strength of our patents in the market place.  We have signed a cross license agreement on profile patents with Välinge that allows us to pursue more aggressively companies that infringe on our technology.  This settles much of our outstanding patent litigation. We still have a limited number of companies with which we have ongoing disputes and may require additional legal action."

In an internal review, the Company discovered that it had exchanged employee compensation information with its competitors while gathering market data.  The Company has discontinued this activity and voluntarily disclosed the practice to the Department of Justice.   This has no effect at all on the marketing or selling of our products. The Company believes that this matter will not be material to its financial condition.

The company does not expect substantial improvement in the operating environment during the second quarter.  The management team is committed to maintaining the proper balance between cost cutting and being prepared for a future turn around.  Based on these factors, the guidance for the second quarter of 2007 is $1.51 to $1.60 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "could," "should," "believes," "anticipates," "forecasts," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation and other risks identified in Mohawk's SEC reports and public announcements.

 Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

 There will be a conference call Friday, April 20, 2007 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.
 A conference call replay will also be available until April 27, 2007 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 4403108.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statement of Earnings Data	Three Months Ended
(Amounts in thousands, except per share data)	March 31, 2007	April 1, 2006

Net sales	$1,863,863	1,925,106
Cost of sales	1,340,423	1,408,762
Gross profit	523,440	516,344
Selling, general and administrative expenses	352,863	352,443
Operating income	170,577	163,901
Interest expense	41,579	40,335
Other (income) expense, net	4,227	2,727
U.S. Customs refund	(9,122)	-
Earnings before income taxes	133,893	120,839
Income taxes	43,515	41,718
Net earnings	$90,378	79,121
Basic earnings per share	$1.33	1.17
Weighted-average shares outstanding	67,906	67,564
Diluted earnings per share	$1.32	1.16
Weighted-average common and dilutive
potential common shares outstanding	68,255	68,079

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$88,767	104,526
Depreciation & amortization	$73,846	64,853
Capital expenditures	$24,956	45,632

Consolidated Balance Sheet Data
(Amounts in thousands)	March 31, 2007	April 1, 2006
ASSETS
Current assets:
Cash & cash equivalents	$53,598	82,174
Receivables	948,767	948,229
Inventories	1,245,073	1,248,474
Prepaid expenses	119,815	140,194
Deferred income taxes	176,444	34,857
Total current assets	2,543,697	2,453,928
Property, plant and equipment, net	1,864,999	1,822,424
Goodwill	2,710,821	2,642,389
Intangible assets	1,166,626	1,173,136
Other assets	29,141	30,704
	$8,315,284	8,122,581
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$514,772	100,156
Accounts payable and accrued expenses	982,536	1,033,726
Total current liabilities	1,497,308	1,133,882
Long-term debt, less current portion	2,189,862	3,148,000
Deferred income taxes and other long-term liabilities	775,517	650,750
Total liabilities	4,462,687	4,932,632
Total stockholders' equity	3,852,597	3,189,949
	$8,315,284	8,122,581

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)	March 31, 2007	April 1, 2006

Net sales:
Mohawk	$1,047,661	1,150,546
Dal-Tile	466,961	473,910
Unilin	352,096	302,630
Corporate and eliminations	(2,855)	(1,980)
Consolidated net sales	$1,863,863	1,925,106

Operating income:
Mohawk	$48,445	65,613
Dal-Tile	64,395	69,602
Unilin	60,499	40,019
Corporate and eliminations	(2,762)	(11,333)
Consolidated operating income	$170,577	163,901

Assets:
Mohawk	$2,470,812	2,520,435
Dal-Tile	2,279,739	2,257,052
Unilin	3,332,481	3,255,582
Corporate and eliminations	232,252	89,512
Consolidated assets	$8,315,284	8,122,581

Reconciliation of EBITDA

Three Months Ended
(Amounts in thousands)	March 31, 2007

EBITDA reconciliation:
Operating income	$170,577
Other expense	(4,227)
U.S. Customs refund, net	9,122
Depreciation and amortization	73,846
EBITDA	$249,318

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above Non-GAAP measures in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.